Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form 20-F of Kenon Holdings Ltd. of our report dated February 27, 2014 with respect to the consolidated financial statements of Tower Semiconductor Ltd. and subsidiaries for the years ended December 31, 2013 and 2012.

Sincerely,

/s/ Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member of Deloitte Touche Tohmatsu Limited
Tel Aviv, Israel
November 20, 2014

Tel Aviv - Main Office	| Trigger Foresight	| Ramat-Gan	| Jerusalem	| Haifa	| Beer-Sheva	| Eilat
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